Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of , by and between SolarEdge Technologies Ltd. (the“Company”) having an address at 1 HaMada Street, Herzliya, Israel and Maoz Sigron, Israeli ID No.                 of                          (the “Employee”).

WHEREAS:	The Company desires to employ the Employee in the position of CFO (the “Position”) and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Personal Employment Agreement

This Agreement sets forth the entire relationship between the Company and the Employee, includes all of the Employee’s terms of employment by the Company and is the sole expression of the Employee’s terms of employment by the Company. The terms set forth in this Agreement shall be binding on the parties. Any other agreement and/or collective arrangement, whether individual or general, and/or any other practice or custom of any kind and/or any other agreement shall not apply to the employment relationship between the parties, even if applicable to any of the Company’s other employees that were or will be employed by the Company in the future, unless otherwise agreed by the parties in writing.

2.	Employment

The Employee shall be employed by the Company in the Position commencing as of May 30, 2026 (the “Commencement Date”) in accordance with the terms and conditions of this Agreement as summarized in Exhibit A herein. The Employee shall be under the direct supervision of and comply with the directives of the Chief Executive Officer of the Company and/or any such individual designated by the Company at its sole discretion (the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity. The Employee’s duties and responsibilities hereunder may also include other services performed for subsidiaries and affiliates of the Company.

During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board of Directors. The Employee shall at all times act in a manner suitable of his position and status in the Company.

The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

The Employee agrees to devote total attention and full time (during working hours) to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement the Employee shall not be engaged in any other employment nor directly or indirectly engage in any other business activities in any capacity for any other person, firm or company whether or not for consideration, without the express prior written consent of the Company.

I.
The Employee shall work no less than 42 hours per week. The Employee shall work no less than 8.6 hours per day Sunday through Wednesday and no less than 7.6 hours per day on Thursdays. The Employee will also work outside of regular working hours and outside of regular working days, as may be required by the Company from time to time. Since the Employee is employed in position of trust, the nature of the work precludes supervision of the Employee’s work hours, and in light of the Company’s anticipation that the Employee will be working overtime hours, the Employee will be entitled to the Overtime Payment, as defined below, for up sixty four (64) global work hours per month. The Employee’s day of rest shall be Saturday.

II.	The Employee agrees to receive his monthly salary slip electronically and through his Company’s mailbox.

For the avoidance of doubt, the Employee shall not be entitled to work additional hours beyond those set forth in sub-section (e) above without obtaining the prior written approval from the Employee’s managers. It is clarified that any additional work hour (or a part thereof) that the Employee works without obtaining his managers’ approval as aforesaid shall not be deemed a work hour for any purpose

The Employee hereby represents and undertakes to the Company all of the following:

(i)	All information supplied on the Employee’s employment application or resume is true and complete.

(ii)	There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(iii)
To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(iv)
In carrying out the Employee’s duties under this agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do.

(v)
The Employee grants consent to the Company and its affiliates, and its/their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to your employment, or for Company’s legitimate business purposes, such as management teams and human resource personnel.

3.	Employee’s Obligations Regarding the Use of the Company’s Resources

Without derogating from the Employee’s obligations under the Company’s Code of Conduct:

I.
The Employee undertakes to use the resources that the Company has and will put at his disposal exclusively for the purpose of performing his duties and carrying out his responsibilities within the scope of his Position. Without derogating from the generality of the foregoing sentence, the access given to the Employee to the Company’s electronic mail system, as well as its intranet systems, is solely for business purposes. Thus, the Employee shall not use the Company's e-mail system for personal purposes and shall not store any private material on Company's computer/laptop.

II.
Without derogating from the generality of the above, the Employee undertakes not to use the property of the Company and the resources it has or will put at his disposal, including email and Internet access, for illegitimate purposes or uses that may adversely affect the Company and/or any third parties and/or in breach of any intellectual property or other laws and/or that may expose the Company to a lawsuit by third parties.

III.
The Employee declares and confirms that he knows and agrees that (i) the Company may from time to time inspect the use he has made of the resources it has or will put at his disposal, including email and Internet access, including, without limitation, by way of monitoring, reading email messages and inspecting the Internet addresses and sites accessed by the Employee, subject to applicable law, (ii) the Company shall have the right to allow other employees and other third parties to use/access the Company's computer/laptop used by the Employee, (iii) the Company shall have the right to conduct inspections on any and all of the Company's computers, including inspections of electronic mail transmissions, internet usage and inspections of their content and shall have the right to use the findings of such inspections for Company's purposes, and (iv) in light of Employee's undertaking that the sole use of Company's computers/laptops and e-mail shall be for business purposes, Employee has no right to privacy in any and all computer and e-mail material.

IV.
The Employee hereby expressly consents that, if, following provision of an invitation to termination hearing to the Employee, the Employee’s submission of a letter of resignation, and/or during notice period, the Company suspects that the Employee’s access to the Company's resources may cause damages to the Company, the Company may terminate the Employee’s access to the Company’s systems without providing the Employee with any prior notice and without being required to obtain the further consent of the Employee.

4.	Salary

I.
The Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a gross salary of 91,000 NIS per month (the “Base Salary”). Because the Employee may be required to work outside of regular working hours and outside of regular working days as stated above in Section 2(e), the Company agrees to pay to the Employee during the term of this Agreement a gross payment of 39,000 NIS per month (the “Overtime Payment”) on account of all such hours. The Base Salary and the Overtime Payment together shall constitute the “Salary” for purposes of this Agreement. The Salary shall be payable monthly in arrears. The salary will be reduced by 10% until the Company reaches profitability, similar to other executives.

II.
In addition, so long as the Employee does not lease a motor vehicle from the Company, the Employee shall be entitled to an additional NIS 700 per month to cover Employee's transportation costs. For avoidance of doubt the transportation cost shall not be considered as part of the Employee’s Salary for purpose of calculation of social benefits.

III.
The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to Employee as may be in effect or which may hereafter be enacted or required by law. Employee shall notify the Company of any change which may affect Employee’s tax liability.

5.	Employee Benefits

I.	The Employee shall be entitled to the following benefits per applicable law.

(i)     Pension Plan. The Company will allocate to a managers' insurance policy or a pension fund (individually and collectively in this clause referred to as the “Policy”), or a combination of both (whereby each will apply partially), the following:

1.	In the event the Employee selects a pension fund:

•	An amount equal to 8.33% of the Salary which shall be allocated to a fund for severance pay.

•
The Company shall pay into the pension fund an additional amount equal to 6.5% of the Salary which shall be allocated to a provident fund including disability insurance (so long as such insurance can reasonably be obtained) and life/survivors insurance.

•	In addition, the Company will deduct from the Salary an amount equal to 6% of the Salary, which shall constitute Employee's contribution to the provident fund.

2.	In case the Employee will choose a managers' insurance policy:

•	An amount equal to 8.33% of the Salary which shall be allocated to a fund for severance pay.

•
The Company shall pay into the manager’s insurance policy an amount equal to 6.5% of the Salary for the employer's share of the payment for benefits (Tagmulim) under the manager’s insurance policy. Such contribution includes contribution to a disability insurance policy on the Employee's behalf which would insure 75% of the Salary. To the extent necessary, such amount shall be increased to a total maximum of 7.5% of the Salary if such increase is required for purchasing an insurance premium insuring 75% of the Salary. At any rate, the portion of the Company’s contributions towards pension will not be less than 5%

•
In addition, the Company shall deduct 6% from the Salary on behalf of the Employee and shall transfer such amount to the managers’ insurance policy as the Employee’s share of the payment for benefits (Tagmulim) under the manager’s insurance policy.

It is hereby clarified, that the payments by the Company, pursuant to the allocations set forth above, are intended to comply with applicable law, including the obligation to allocate funds for disability and survivors insurance. The Company advises the Employee to receive professional advice on the election of a pension plan. In case the Employee elects to be insured under a plan which does not include disability and survivors insurance component, the Employee hereby releases and discharges the Company from any responsibility or liability arising of such said election.

If the Employee does not notify the Company of his or her choice of a pension fund or managers insurance policy within 90 days from the Commencement Date, the Company shall make such choice for the Employee based on its own tender and criterion, and the Employee shall not have any claims thereto.

The Employee and the Company agree and acknowledge that the Company's severance contribution to the policy in accordance with above, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the "Exempt Salary"), pursuant to Section 14 of the Severance Pay Law 5723-1963 (the "Severance Pay Law"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C The Company hereby forfeits any right it may have in the reimbursement of sums paid by the Company into the Policy or Pension Plan, except: (i) in the event that Employee withdraws such sums from the Policy or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law. Nothing in this Agreement shall derogate from the Employee's rights to severance payment in accordance with the Severance Pay Law or agreement or expansion order in connection with remuneration other than the Salary.

(ii)          Sick Leave. The Employee will be entitled to sick leave as provided by law. However, on ex gratia basis, the Employee will be entitled to full payment of Salary from the first day of sickness, unless the Company resolves otherwise, in its sole discretion. Any payment from the disability insurance will be on account of sick leave payment. In any event of leave due to illness, the Employee shall inform the Company as soon as possible of the illness and the estimated time of his absence, and upon his return he shall produce a medical certificate in respect of the entire period of the leave. The right to sick leave shall not be redeemable, whether during or upon or following the end of the Employee’s employment.

(iii)          Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance, according to the applicable directive.

(iv)          Vacation. The Employee shall be entitled to an annual vacation per applicable law and in accordance with the Company’s vacation policy, which may be changed by the Company at its sole and absolute discretion from time to time. The dates of vacation will be coordinated between the Employee and the Company, from which at least 5 vacation days must be consecutive.

(v)          Educational Fund (Keren Hishtalmut). The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Salary up to the limit recognized for tax purposes and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month's payment up to the limit recognized for tax purposes.

(vi)          Annual Bonus. The Employee shall be eligible to receive an annual target based bonus of 75% annual salary (prorated for the initial year of employment), to be evaluated and paid, if eligible, annually based on achieving business targets and strategic objectives as will be defined by the Company. The performance objectives for such plan will be determined by the Company’s CEO within ninety (90) days of the Effective Date and, for each year thereafter, no later than 30 days before the beginning of the year. The Company shall have sole discretion to determine whether the targets have been achieved and the amount, if any, of any bonus to be paid. To avoid doubt, no disbursements shall be made to manager's insurance or educational fund with respect to any bonus payments, and bonus payments shall not be deemed a portion of the Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment. In order to receive a bonus for any given year, the Employee shall be employed by the Company at the date of payment of the bonus, paid out in April of the year following said measurement.

(vii)          Equity Compensation. Subject to the approval by the parent Company’s Compensation Committee of the Board of Directors: Employee shall be granted an equity award with respect to $ 700,000 in a restricted stock unit (“RSUs”) and $700,000 in performance stock units (“PSUs”), with an additional overallotment amount of PSUs of up to $700,000, all for shares of common stock of the parent Company pursuant to and upon the terms set forth in the parent Company’s 2015 Global Incentive Plan and form agreement. So long as Employee is employed by the Company, the RSUs award shall vest over four years, with respect to 25% of the underlying RSUs on the one-year anniversary of the vesting start date and with respect to the balance, in twelve equal quarterly installments thereafter. The vesting start date shall occur on the last day of the second month of the calendar quarter following the Commencement Date of the employment. The PSUs shall be per the performance metrics approved for all C level executives, provided that, the Performance Period will be calculated based on the same starting day approved for the C level executives, and the ending of the Performance Period and vesting for all of the PSUs shall be in January 2029, upon the ending of the second Performance Period applicable to the C level executives.

In the event that any termination of employment pursuant to this Section 5 occurs within twelve months following a Change of Control (as defined below) and is either: (i) by SolarEdge or the Company without Cause or (ii) by Employee for Justifiable Reason (as defined below), Employee will be entitled to receive full acceleration of any unvested equity awards (including shares, restricted stock, restricted stock units and/or stock options, as applicable), held at the time of such termination. For purposes of this Section 5, “Change of Control” shall mean the occurrence of any of the following: (i) a merger or consolidation of SolarEdge or the Company, in which the stockholders of SolarEdge or the Company (as applicable) do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a mere reincorporation merger); or (ii) the sale, transfer or other dismissal of SolarEdge’s or the Company’s assets in liquidation or dissolution of SolarEdge or the Company or otherwise; or (iii) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of SolarEdge or the Company (excluding a transaction effected primarily for capital raising purposes). Also for purposes of this Section 5, “Justifiable Reason” shall mean any of the following: (a) any material change in any of the Salary and/or benefits set forth in this Agreement which was not approved by the Employee other than a decrease in Salary to all of the Company’s and/or SolarEdge’s management; (b) demand that the Employee will relocate; or (c) any material demotion in title, position, management duties, or responsibilities.

(viii)          Food Allowance. The Employee will receive food allowance (10bis or other programs), in accordance with the Company’s policy, which may be changed by the Company at is sole and absolute discretion from time to time. The Employee shall be responsible for any taxes associated with this benefit.

Unless specified to the contrary herein, all payments and contributions of the Company under this Agreement shall be limited to the highest deductible amount recognized by the tax authorities.

During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Company.

6.	Expenses

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by him in connection with the performance of his duties hereunder provided that written receipts are produced for the same and approved by the Company.

7.	Term and Termination

I.
The term of employment under this Agreement will begin as of the Commencement Date and will continue unless either party gives the other prior written notice of termination of this Agreement, in which case this Agreement shall terminate effective as of the later of (a) 90 days after the day of notice or the (b) the date as the effective date of termination of employment specified in such notice after the giving of such notice.

II.
In addition, the Company shall have the right to terminate this Agreement at any time by written notice in the event of Cause (as defined below). In such event, this Agreement and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

III.
The term “Cause” shall mean (a) Employee’s conviction of a crime of moral turpitude, (b) a material breach of the Employee’s fiduciary duties towards the Company or its parent company, including theft, embezzlement, or self-dealing, (c) engagement in competing activities, or a material breach of the Employee’s confidentiality and non-disclosure obligations towards the Company or its parent company; (d) a material breach of this Agreement by the Employee which is not cured (if curable) within seven (7) days after receipt of written notice thereof; or (e) any other circumstances under which severance pay (or part of them) may be denied from the Employee upon termination of employment under the applicable Israeli law.

IV.
In the event that the Company terminates the Employee’s employment at its discretion after providing advance written notice to the Employee under sub-section (a) above, then during such period, the Employee shall be entitled to compensation pursuant to Sections 4 and 5 hereof (or their cash equivalent).

V.
In any event of the termination of this Agreement, the Employee shall immediately return all Company property, equipment, materials and documents and the Employee shall cooperate with the Company and use the Employee’s best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities. At the option of the Company, the Employee shall during such period either continue with his duties or remain absent from the premises of the Company. Under no circumstances will the Employee have a lien over any property provided by or belonging to the Company.

Notwithstanding anything contained herein to the contrary notwithstanding, the Company at its sole discretion shall have the right to terminate the employment relationship with immediate effect or prior to the end of the notice period set forth in above and pay the Employee in lieu of advance notice or the remainder thereof in accordance with applicable law.

8.	Confidentiality; Proprietary Rights

The Employee has executed and agrees to be bound by the provisions governing confidentiality, proprietary rights and non-competition contained in Exhibit B to this Agreement, which provisions will survive termination of this Agreement for any reason. For avoidance of doubt, five percent (5%) of the Employee's Salary is special compensation in exchange for the non-competition undertaking specified under Exhibit A (“Special Compensation”).

9.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

10.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as set forth in the preamble to this Agreement.

11.	Prevention of Sexual Harassment

The Company sees violations of the Law for Prevention of Sexual Harassment (the “Law”) in a severe light. The Employee acknowledges being informed of the Company's policy regarding sexual harassment, including the existence of Company guidelines for the prevention of sexual harassment that may be received at any time from the employee in charge of enforcing the Law in the Company.

12.	Code of Conduct

The Employee has executed and agrees to be bound by the provisions governing the Company’s Code of Conduct contained in Exhibit D to this Agreement.

13.	Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement. This Agreement shall not be modified or otherwise affected by unwritten "customs" under Israeli employment law, or other terms effective for other employees of the Company.

14.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

15.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

16.	Entire Agreement

I.
This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

This Agreement and its annexes and exhibits constitute notice to the Employee pursuant to the Notice to Employee (Employment Terms) Law – 2002.

Employee acknowledges that he/she (1) has read and fully understood all the provisions of this Agreement and its Exhibits; (2) was given the opportunity to consult with third parties, including his attorneys, (3) the signing of this agreement was made at Employee's own free will.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF:

SolarEdge Technologies Ltd.

By: Name: Shuki Nir Title: CEO Dated: __________________	Name: Maoz Sigron Signature: ______________ Dated:__________________

EXHIBIT A
SUMMARY OF TERMS OF THE EMPLOYMENT AGREEMENT

Name of Employee:	MAOZ SIGRON
ID No. of Employee:
Address of Employee:
Position:	CFO
Supervisor:	CEO
Commencement Date:	MAY 30, 2026
Base Salary:	91,000 NIS
Overtime Compensation:	39,000 NIS
Annual Vacation Days:	PER APPLICABLE LAW
Notice Period:	90 DAYS
Transportation Costs:	700 ILS
Education Fund:	YES
RSU Award $:	700,000
PSU Award $	700,000 ADDITIONAL 700,000 OVERALLOTMENT
10bis	YES

SolarEdge Technologies Ltd. By: Name: Shuki Nir Title: CEO Signature:________________ Dated: ________________	Signature: ________________ Dated: ________________

EXHIBIT B

SOLAREDGE TECHNOLOGIES LTD.
EMPLOYEE PROPRIETARY
INFORMATION AND NON-COMPETITION AGREEMENT

In consideration and as a condition of my employment, by SolarEdge Technologies Ltd. and/or by companies which it owns, controls, or by which it is owned or controlled, or with which it is affiliated, or their successors in business (the “Company”), and the compensation paid therefor:

This Exhibit forms an integral part of the Employment Agreement made and entered into between the Company and me dated...........................................(the “Employment Agreement”), and is intended to add and not to derogate from the provisions of the Employment Agreement, and incorporates all the applicable terms and conditions of said Employment Agreement.

1.	Confidentiality.

Except as the Company may otherwise consent in writing, I agree to keep confidential and not disclose or make any use of, except for the benefit of the Company, at any time either during or subsequent to my employment by the Company, without limitation regarding time or place, any trade secrets or confidential or proprietary information of the Company (patentable or not), including without limitation knowledge, data, or other information relating to products, concepts, methods of manufacture, processes, know-how, techniques, designs, formulae, test data, costs, customer lists, employees, business plans, marketing plans and strategies, pricing, or other subject matter pertaining to any past, existing or contemplated business of the Company or any of its employees, clients, customers, consultants, agents, licensees, or affiliates, which I may produce, obtain or otherwise acquire during the course of or in connection with my employment (“Company Confidential Information”) or otherwise relating to the business, products, software, technologies, techniques, processes, services, or research and development of the Company. I further agree not to deliver, reproduce, or in any way allow any Company Confidential Information or any documentation relating thereto to be delivered or used by any third parties without specific direction or consent of the Company.

All Company Confidential Information, whether contained in documents, electronic media, magnetic media, servers or otherwise, including, but not limited to, notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, other data of any kind coming into my possession or prepared by me or others (collectively, the “Documents”), are the sole and exclusive property of the Company and/ or of the Company's affiliates, as the case may be. I agree to return to the Company all such Documents immediately upon the earlier of: (i) demand from the Company; or (ii) termination of my employment with the Company for any reasons whatsoever. I will not have any rights of lien with respect to Confidential Information, as defined above.

I acknowledge that all Company Confidential Information, including but not limited to trade secrets, is essential commercial and proprietary information of the Company or the Company's affiliates (or of third parties to whom the Company or the Company's affiliates owe a duty of confidentiality), which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company or the Company's affiliates a commercial advantage over its competitors, and the Company and/or the Company's affiliates are taking reasonable measures to safeguard its confidentiality.

Nothing in this Agreement restricts or prohibits me (with or without notice to the Company) from reporting violations of U.S. federal or state laws or regulations to a relevant government agency, from making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or from accepting any monetary reward in connection therewith.

2.	Assignment of Inventions.

As used in this Agreement, “Invention” shall include but not be limited to : (i) utility models, patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, reissues, re-examinations, renewals, substitutions and extensions thereof), patent applications, plant patents, certificates of plant variety protection and inventions (whether patentable or not) and rights in inventions; (ii) trademarks, trade names, logos, service marks, trade dress, corporate names, and other designations of source, and registrations and applications for registration thereof, together with the goodwill connected with the use of and symbolized by the foregoing; (iii) copyrights, designs, mask works, database rights and semiconductor topography rights, and registrations and applications for registration thereof and works of authorship (whether copyrightable or not); (iv) internet domain names and related registrations; (v) trade secrets, confidential information, and other proprietary rights, including ideas, formulas, compositions, inventions (whether patentable or unpatentable), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information; (vi) computer software (source and object code), modules, libraries, code, or other components, and documentation for the foregoing; (vii) any other intellectual property rights, moral rights, or industrial property rights not otherwise set forth in (i) through (vi) above, whether registered or unregistered, as recognized by law in the applicable jurisdiction; and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

Without additional compensation and consideration beyond the Salary, as defined in the Employment Agreement, I hereby irrevocably and unconditionally assign to the Company all right title and interest to all Inventions made or conceived by me (solely or jointly with others) during the period of, and/or in connection with my employment with the Company, or otherwise relating in any manner to the business, products, technologies, techniques, processes, services, or research and development of the Company, including all rights to sue for past, present, and future infringements or misappropriations of such Inventions, upon their inception at any time, and whether or not any such Inventions are protectable by patent, trademark, copyright, or mask work right, and whether or not used by the Company. I agree that all such Inventions shall belong exclusively to the Company. In addition, I hereby waive any moral rights in copyrightable Proprietary Developments or any part thereof, (to the extent such waiver is allowed under applicable law)

3.	Disclosure of Inventions, Assignment and Execution of Documents.

I agree to disclose each Invention promptly in writing to the Board of Directors and the Chief Executive Officer of the Company, in order to permit the Company to determine rights to which it may be entitled under this Agreement. I hereby assign to the Company any Invention required to be assigned by Section 2 above (“Assignable Invention”). I agree that Assignable Inventions shall be and remain the sole and exclusive property of the Company or its nominee, whether or not used by the Company or protected by patent, trademark, copyright, mask work right or trade secrecy. I agree to preserve any Assignable Invention as Company Confidential Information.

I acknowledge and agree that the salary and other benefits which I am entitled to receive from the Company by virtue of my employment or engagement with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israel Patent Law, 5727-1967), in respect of any and all Assignable Inventions, and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, it is hereby clarified that the level of my compensation and consideration has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. For the avoidance of doubt, the foregoing will apply to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”), it being clarified that under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This agreement if expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law.

I agree to assist the Company, upon request and at its expense, during and after my employment in every reasonable way, to obtain for its own benefit patents, trademarks, copyrights, mask work rights or other proprietary rights for Assignable Inventions in any and all countries. I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, title and interest in such patents, trademarks copyrights, and mask work rights, including executing, acknowledging, and/or delivering to the Company upon request and at its expense, applications.

In the event the Company is unable to secure my signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute, verify and file any such document and to do all other lawfully permitted acts to further the prosecution thereon with the same legal force and effect as if executed by me.

Section 2 above will not apply with respect to inventions, if any, patented or unpatented, which I made prior to the commencement of my engagement with the Company. I have listed below, a complete list of all inventions to which I claim ownership and desire to remove from the scope of this Agreement, and acknowledge that such list is complete (“Prior Inventions”). If no such list is provided below, I hereby represent that I have no such Prior Inventions at the time of this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that: (i) I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent, (ii) my failure to obtain such prior consent shall not affect the grant of the license relating to the Prior Inventions as specified in this Section 3.

Prior Inventions:
_______________________

_______________________

4.	Maintenance of Records.

I agree to keep and maintain adequate and current written records of all Inventions made by me as provided in Section 2 above (in the form of notes, sketches, drawings, and as may be specified by the Company) which records shall be available to and remain the sole property of the Company at all times.

5.	Competitive Activity

Non-Solicitation. During my employment with the Company and for a period of twelve (12) months from the date of termination of my employment for any reason (the “Termination Date”), I will not:

IX.
directly or indirectly, including personally or through any business in which I am an employee, officer, director, shareholder, consultant or contractor, contact or provide any assistance to any other person or organization which seeks to contact any of the Company’s employees, consultants, service providers, customers, licensors, suppliers, distributors, agents or contractors of whatever nature for the purpose of soliciting, inducing or attempting to induce any of the aforesaid to terminate their relationship with the Company.

XXXV.
solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to my knowledge, was provided with services by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which compete with the Company’s Business.

II.
Non-Competition. During the term of my employment and for a period of six (6) months from the Termination Date, I will not directly or indirectly, compete with the Company in Israel , including without limitation:

(i)          carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which competes with the Company’s Business. The foregoing shall not apply to holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 3% of the issued share capital of such public company, so long as I have no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise; or

(ii)          act as a consultant or employee or officer or in any managerial capacity in a business which directly or indirectly competes with the Company’s Business; or

(iii)         supply in competition with the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) services or products which compete with the Company’s Business at the Termination Date to any person who, to my knowledge, was provided with services by the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries) any time during the twelve (12) months immediately prior to the Termination Date.

“Company’s Business” shall mean any business involving PV inverters, power optimizers, and module-level monitoring services, including those products or services contemplated in a plan adopted by the Board of Directors of the Company (or, if applicable its parent company or any of its or the Company’s subsidiaries).

6.	No Conflicting Employee Obligations.

I am not a party to or bound by any employment agreement, agreement not to compete, or other contract that would prohibit my employment with the Company or that would conflict with my obligation to use my best efforts to promote the interests of the Company, or that would conflict with the business conducted and/or proposed to be conducted by the Company.

7.	Third Party Confidential information.

I will not disclose or make available to the Company or use or induce the Company to use any trade secret, confidential or proprietary information or material belonging to any previous employer or other person. I represent that my performance of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company. I agree not to enter into any agreement either written or oral in conflict herewith.

8.	Acknowledgements and Declarations.

I hereby declare and acknowledge that :

My non-competition obligations under this Exhibit B are fair, reasonable, and proportional, especially in light of the Special Compensation I receive under the Employment Agreement, and are designed to protect the Company's and the Company affiliates' secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

Any breach of my obligations under this Exhibit B shall contradict the nature of the special trust and loyalty between me and the Company, the fair and proper business practices and the duty of good faith and fairness between me and the Company.

My obligations under this Exhibit B and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent me from developing his general knowledge and professional expertise in the area of my business, without infringing on or breaching any of the Company's rights.

9.	Survival.

The provisions of this Exhibit shall continue and remain in full force and effect following the expiration or termination of the employment relationship between the Company and me for whatever reason.

10.	Modification.

This Agreement may not be supplemented, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and an officer of the Company. I agree that any subsequent change or changes in my duties, salary, or compensation shall not affect the validity or scope of this Agreement. I further agree that either the Company or I can terminate my employment at any time and for any reason and nothing in this Agreement changes or restricts that right.

11.	Entire Agreement.

I acknowledge receipt of this Agreement as part of my Employment Agreement with the Company, and agree that with respect to the subject matter hereof, it is my entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

12.	Severability.

In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, such paragraph or provision shall be severed from this Agreement, and the entire Agreement shall not fail on account thereof but shall otherwise remain in full force and effect, and shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

13.	Successors and Assigns.

This Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives and is for the benefit of the Company, its affiliates, successors and assigns.

14.	Governing Law.

This Agreement shall be governed by the laws of the State of Israel.

_____________________________ Employee’s Signature

_____________________________ Date

EXHIBIT C

GENERAL APPROVAL OF THE MINISTER OF LABOR AND WELFARE

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)
for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less that one of the following:

(1)
13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)
11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)
the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)
an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)
This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

Employee: __________________

EXHIBIT D

SOLAREDGE TECHNOLOGIES, INC.

EMPLOYEE CODE OF CONDUCT

I.	Overview

SolarEdge Technologies, Inc. conducts its business in accordance with the highest ethical standards of corporate leadership and citizenship and expects all its employees to act in accordance with the highest standards of personal and professional integrity. This Code of Conduct (this “Code”) applies to all officers and employees of SolarEdge Technologies, Inc., including all subsidiaries (together, the “Company”) and service providers offering services that are similar in nature to employee services. In the conduct of Company business, all employees shall be guided by the principles described in this Code.

No code or policy can anticipate every situation or provide definitive answers to all questions that may arise. Accordingly, this Code is intended to highlight areas of ethical risk, provide guidance in recognizing and dealing with ethical issues and establish mechanisms to report unethical conduct. Additional policies and procedures that supplement those contained in this Code can be found in on the Company’s intranet website.

II.	Raising Questions and Reporting Violations

Employees are responsible for adhering to the standards in this Code, for raising questions if they are in doubt about the best course of action and for reporting possible misconduct promptly after it comes to their attention. The Company’s General Counsel is responsible for interpreting and applying this Code.

Unless a particular provision of this Code directs otherwise, if an employee is in doubt about the propriety of any action, he or she should discuss it with a supervisor, manager, or the General Counsel. An employee who becomes aware of any conduct that he or she believes may violate this Code or any applicable law is expected to promptly report it to a supervisor, manager, or the General Counsel.

Contact information for the General Counsel is below.

Name: Dalia Litay
Title: Chief Legal Officer
Address: 1 Hamada Street, Herzliya Pituach, Israel 4673335
Telephone: 972-9-957-6620
Email: dalia.litay@solaredge.com

Alternatively, employees may report complaints or concerns regarding accounting, internal accounting controls, auditing or federal securities law matters, or misconduct involving a member of the Company’s management to the Audit Committee, c/o SolarEdge Technologies, Inc., via email to audit@solaredge.com

Employees may also raise their concerned through an anonymous hotline hosted by the NASDAQ and available at the following link: https://www.whistleblowerservices.com/sedg or can contact this hotline anonymously by calling +1 844-373-2030 to leave a message with the Audit Committee. All voicemail messages will be electronically altered/disguised to ensure the confidentiality of the identity of a caller.

Officers should contact the General Counsel or the Chair of the Audit Committee if they have questions about this Code or wish to report potential misconduct.

Reports of potential misconduct may be made anonymously and confidentially, although individuals are encouraged to identify themselves to facilitate follow-up and investigation. Every effort will be made to protect the reporting individual’s identity. In some instances, however, it may be impossible to keep the person’s identity confidential because of the demands of conducting a thorough investigation or because of applicable legal requirements.

III.	No Retaliation

The Company, and applicable law, prohibit any form of retaliation for raising concerns or reporting possible misconduct in good faith. No employee will be subject to discrimination, harassment, or retaliation of any kind for reporting misconduct the employee believes in good faith to be in violation of this Code, any applicable policy or applicable law.

IV.	Compliance with Laws

It is the Company’s policy to comply with all laws, rules, regulations, and Company policies. It is the personal responsibility of employees to adhere honestly and in good faith to the standards and restrictions imposed by those laws, rules, regulations, and Company policies. Although no employee is expected to know the details of all these laws, rules, and regulations, it is important for employees to have a general understanding of the specific laws, rules and regulations that are relevant to their areas of responsibility at the Company. Employees should contact the General Counsel if they have questions about particular legal requirements or what the law permits.

V.	Fair Dealing and Integrity

Employees are responsible for the integrity and consequences of their actions. Employees are expected to strive to attain the highest level of personal performance and productivity and should treat one another with respect and courtesy. All employees are required to deal honestly, ethically, and fairly at all times with their fellow employees, customers, suppliers, competitors, local communities and other third parties.

The Company seeks to obtain competitive advantages through superior performance, never through unethical or illegal business practices. Employees should not take unfair advantage of anyone through manipulation, exaggeration, concealment, misrepresentation of facts, abuse of confidential or privileged information or like practices.

VI.	Conflicts of Interest

A conflict of interest may arise when an individual’s own actions or interests interfere or appear to interfere with the interests of the Company. This includes the interests of an immediate family member or organizations with which an employee, or an immediate family member, has a significant relationship. Conflicts of interest also may arise when an individual, or a member of his or her immediate family, receives improper personal benefits as a result of the individual’s position in the Company.

Employees should avoid situations that involve, or appear to involve, a conflict between their own interests and the interests of the Company. Many conflicts or potential conflicts of interest may be resolved or avoided if they are appropriately disclosed and approved. In some instances, disclosure may not be sufficient, and the Company may require that the conduct in question be stopped or that actions taken be reversed where possible.

Employees should disclose conflicts or potential conflicts of interest to a supervisor, manager, or the General Counsel. Officers should contact the General Counsel or the Chair of the Audit Committee.

Examples of circumstances that may create a conflict of interest are provided below. These examples are not meant to be all-inclusive and are simply meant to be illustrative.

A.	Gifts and Business Courtesies

The Company recognizes that it is common practice to exchange gifts and business courtesies with customers, business associates and others to create good will and sound working relationships. However, actions taken on behalf of the Company should be free from any suggestion that favorable treatment was sought by, received from, or given to individuals or organizations that do business or seek to do business with the Company. Employees may not solicit or accept gifts or business courtesies, including money, services, or anything else of value when doing so may influence, or be perceived as influencing, a decision or action. Similarly, employees may not offer or give gifts or business courtesies, money, services, or anything else of value when doing so may influence, or be perceived as influencing, a decision or action. Immediate family members are subject to the same policy.

Employees may not accept or give non-cash gifts to anyone with whom the Company does business unless that gift is promotional in nature and nominal in value. Gifts of nominal value are those that do not exceed $250. Cash gifts are never permitted.

Business courtesies include, but are not limited to: meals, drinks, entertainment (including tickets to sports or social events), recreation, transportation, honoraria or use of the donor’s time, equipment, materials, or facilities. Employees may accept or give a business courtesy if it is:

•	Appropriate (the event promotes a legitimate business purpose);
•	Reasonable (the invitation is for a meal or event that is not lavish, meaning that it does not exceed $250); and
•	Consistent with the ethical practices of the Company.

Employees should avoid a pattern of accepting frequent business courtesies from the same persons or companies.

Additionally, many organizations have their own policies on giving and accepting gifts and business courtesies. Employees should not offer a gift or business courtesy to another person if the employee knows that doing so would violate policies at the recipient’s organization. If the employee does not know, the employee should ask before providing the gift or business courtesy.

B.	Outside Activities

The Company understands that employees participate in a variety of activities outside their work at the Company. Many outside activities, such as volunteering for a charity or participating in a community organization, are unlikely to affect an individual’s work at the Company. At the same time, employees should be sensitive to the possibility that participating in outside activities could create a conflict of interest. Examples of outside activities that could create a conflict of interest include:

•	Outside employment;
•	Providing goods or services to a competitor or business partner of the Company; and
•	Having a financial interest in an outside supplier or vendor that provides goods or services to the Company.

C.	Financial Interests

The Company respects the right of employees to manage their investments and does not wish to interfere with personal financial opportunities. However, having certain personal financial interests or engaging in certain transactions could create a conflict of interest. Examples of financial interests and transactions that could create a conflict of interest include:

•
Having a substantial personal financial interest in either a competitor or a business partner of the Company (other than an interest of less than 1% of the outstanding securities of a public company); and

•	Borrowing from, or lending cash to, customers or suppliers (other than personal loans from financial institutions with which the Company maintains business relationships).

D.	Corporate Opportunities

Employees should not take, for themselves or others, business opportunities that are discovered through the use of Company property, Company information or through their position with the Company. Employees are prohibited from using Company property, information, or position for personal gain and from competing with the Company.

VII.	Proper Use of Assets

It is the personal responsibility of all employees to safeguard both the tangible and intangible assets of the Company, its customers, and vendors. Company assets must only be used for legitimate business purposes and may not be used for improper personal benefit or for any purpose which may compete with the business of the Company. These assets include physical property, services, business plans, customer information, employee information, vendor information, electronic resources and intellectual property.

Intellectual property includes patents, copyrights, trademarks/branding and confidential and proprietary business information.

The Company allows its employees to make inconsequential, non-business use of its resources (such as use of Company phones to receive or make limited personal phone calls), as long as this use complies with legal and ethical requirements and with all applicable Company policies. Employees are expected to use good judgment and act in a professional manner when using these resources.

VIII.	Company Information Systems

The Company’s information systems, including communications systems, e-mail, voice mail, and intranet, extranet and internet access systems are the Company’s property and generally must be used only for business activities. Inconsequential, non-business use is permissible as long as this use does not consume more than a trivial amount of resources, does not interfere with productivity, does not preempt any business activity, is otherwise appropriate and reasonable and complies with legal and ethical requirements and with all applicable Company policies.

Employees may not use the Company’s information systems to access, view, post, store, transmit, download, or distribute any illegal, profane, obscene, derogatory, harassing, offensive or inappropriate materials. Additionally, no employee may use these systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction.

IX.	Confidential Information

Employees are expected to maintain the confidentiality of information that comes to them, from whatever source, during the course of performing their responsibilities for the Company, unless disclosure is required by law, regulation or legal or judicial process. This includes information about the Company and information about third parties such as current or prospective employees, customers, insureds, agents, claimants, suppliers, vendors and current or prospective business partners. Confidential information includes, but is not limited to, non-public business, financial and technical information, proprietary information, employee records, legal advice, and system information. If employees are uncertain about whether information is confidential, they should treat the information as confidential until further guidance is obtained.

Company and third-party confidential information should be used only for legitimate business purposes, and dissemination of the information (both inside and outside the Company) should be limited to those who have a need to know the information for legitimate business purposes. Any suspected or actual loss, theft or misuse of confidential information should be immediately reported to a supervisor, manager, or the General Counsel.

Employees should take precautionary measures to prevent the disclosure of confidential information. Upon termination of an individual’s employment or affiliation with the Company, they will be directed to return or destroy all written or other materials in any form or medium containing confidential information. The obligation to protect confidential information continues even after the relationship with the Company ends. Similarly, employees have an obligation to protect confidential information gained from past employment or fiduciary relationships with other companies.

X.	Insider Trading

Federal and state laws prohibit buying, selling, or making other transfers of securities by persons who have material nonpublic information about a company. Even if not shareholders, these laws prohibit persons with this information from disclosing it to others who may trade. “Material information” generally means information that there is a likelihood a reasonable investor would consider important in deciding whether to buy, hold or sell securities. “Nonpublic information” is information that is not generally known or available to the public. Insider trading is a crime punishable by civil penalties, criminal fines and prison. Companies may also face civil penalties for insider trading violations by their employees and other agents.

Employees may not trade in the securities of any company when they are aware of material nonpublic information about that company. This policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers, distributors, suppliers, and companies with which the Company may be negotiating a major transaction. In addition, employees may not convey material nonpublic information about the Company or another company to others or suggest that anyone purchase or sell any company’s securities while they are aware of material nonpublic information about that company. This practice, known as “tipping,” may violate the securities laws and may result in the same civil and criminal penalties that apply to engaging in insider trading directly, even if the employee does not receive any money or derive any benefit from trades made by persons to whom the employee passed material nonpublic information.

See the Company’s Insider Trading Policy for more information.

XI.	Maintaining Books and Records and Public Reporting

Employees are expected to maintain books and records in appropriate detail to reflect the Company’s transactions accurately, fairly, and completely. The Company’s policy of accurate, fair and complete recordkeeping applies to all Company records. Documentation relating to a transaction should fully and accurately describe the nature of the transaction.

As a public company, the Company files financial statements and other information with the U.S. Securities and Exchange Commission (“SEC”). Employees are responsible for the accurate and complete reporting of financial information within their respective areas of responsibility and for the timely notification to senior management of financial and non-financial information that may be material to the Company. Reports and other documents that the Company files with or submits to the SEC, and other public communications, should contain full, fair, accurate, timely and understandable disclosure.

XII.	External Communications

The Company strives to maintain open, honest, and consistent communications. In order to facilitate the accuracy and appropriateness of all information publicly disclosed, only authorized individuals are permitted to speak with or respond to inquiries from the media, shareholders, the investment community (such as securities analysts and investment advisors) and government entities. If an employee is contacted by a member of the media, a shareholder or a member of the investment community, the employee should decline to comment and should immediately refer all inquiries to the Chief Financial Officer or the Chief Marketing Officer. Inquiries from a government entity should be referred immediately to the General Counsel.

The Company has adopted this policy in part to promote compliance with Regulation FD (Fair Disclosure). Regulation FD is a rule under the U.S. federal securities laws that prohibits companies from disclosing material nonpublic information to shareholders where it is reasonable to expect that they will trade on the information, and to the investment community without also disclosing the information to the public. To promote compliance with Regulation FD, the Company permits only designated spokespersons to discuss the Company with the media, shareholders, and the investment community.

XIII.	Equal Employment and Working Conditions

The Company is committed to providing equal opportunity in all aspects of employment and does not tolerate any illegal discrimination, harassment, or retaliation of any kind. All employment practices and decisions, including those involving recruiting, hiring, transfers, promotions, training, compensation, benefits, discipline, and termination, must be conducted without regard to age, sex, race, color, ancestry, religion, creed, citizenship status, disability, national origin, marital status, military status, sexual orientation, gender identity or any other protected status or activity, and must comply with all applicable laws. In addition, the Company will provide reasonable accommodation for disability and religion as required by law.

In addition, the Company prohibits harassing or discriminatory conduct in the workplace, whether based upon age, sex, race, color, ancestry, religion, creed, citizenship status, disability, national origin, marital status, military status, sexual orientation, gender identity or any other protected status or activity. This includes sexual harassment, regardless of whether it is committed by supervisory or non-supervisory employees.

XIV.	Human Rights

The Company is committed to respecting human rights, in accordance with accepted international conventions and practices, such as those of the United Nations 'Universal Declaration of Human Rights, ILO Core Conventions on Labor Standards, UN Global Compact, the OECD Guidelines for Multinational Enterprises and the Australian Modern Slavery Act (2018). The Company strives to ensure that all materials used in our products come from socially responsible sources and does not tolerate nor by any means profit from, contribute to, assist with or facilitate any activity that fuels conflict or violates human rights. The Company requires the parties in our supply chain to agree to similar principles (as detailed in it’s Supplier Code of Conduct). Further details on the Company’s position and practices on human rights can be found on it’s public ‘Approach to Human Rights’ and topic-specific documents available on the Company’s web-site.

XV.	Anti-Corruption

No one acting on behalf of the Company may use bribes, kickbacks, or other corrupt practices in conducting the Company’s business. Employees must comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) whether they are located in the United States or abroad.

XVI.	Health and Safety

The Company strives to provide each of its employees with a safe and healthful work environment. Employees are responsible for maintaining a safe and healthy workplace by following safety and health rules and practices and by reporting accidents, injuries and unsafe equipment, practices, or conditions immediately. Violence and threatening behavior are not permitted. Employees are not permitted to use alcohol and illegal drugs while they are on duty. However, in certain circumstances, such as official Company events, use of alcohol at a Company facility may be permitted, but only with advance permission from management.

XVII.	Political and Public Activities

The Company encourages employees to be active in the civic life of their communities. The Company also respects the diversity and different views and beliefs or its employees, and no employee shall be discriminated against for their views/beliefs. In parallel, all employees are also expected to uphold all other principles outlined in this code, even when conflicting with personal views/beliefs.

The Company prohibits any political involvement on the Company’s behalf by any of its employees and the Company does not support any political entity. No monetary donation shall be made on the Company’s behalf to any political entity.

The Company will not reimburse employees for any personal political contributions made by the employee. In addition, employees should recognize that their work time or use of Company assets is the equivalent of such a contribution.

When employees speak out on public issues, they should make sure to do so as an individual. Employees should not give the appearance that they are speaking or acting on the Company’s behalf. All Company activity through trade unions and/or industry associations shall be in accordance with the Company’s public policies and positions on all issues, including (but not limited to) ESG-related issues.

XVIII.	Investigating and Addressing Potential Misconduct

The Company will treat each report of potential misconduct seriously. Upon receiving a report, the Company will promptly review the report and conduct a thorough investigation. When a report is received, with the exception of those submitted anonymously, the reporting individual will receive a confirmation of receipt, and another notification when the investigation is closed. It is the obligation of all employees to cooperate with an investigation, and employees are encouraged to provide all known facts and as many details as possible to assist with the investigation. No employee will be subject to discrimination, harassment, or retaliation of any kind for assisting in an investigation of a report.

The Company views the business ethics of its employees as an important matter. The desire to achieve Company or personal objectives will not excuse wrongful activity, conflicts of interest or deviation from Company policies. Violations of this Code will result in appropriate disciplinary action, up to and including termination.

XX.	Waivers

Waivers of certain provisions of this Code will be granted only in exceptional circumstances. Employees who believe that a situation may warrant a waiver should contact the General Counsel. Any waivers of provisions of this Code for executive officers of this Company will be made via request to, and approved only by, the Board of Directors of the Company (or Committee thereof) and will be disclosed in accordance with applicable law.

XXI.	Certification Obligations

All employees are required to certify at the time they are hired to their understanding of and agreement to comply with this Code using the form attached as Appendix A.

XXII.	Sign-Off

This Code of Conduct was first reviewed and approved by the Company’s Board of Directors, and by it’s executive management forum in March 2015 and has been last updated, reviewed and approved in February 2022.

APPENDIX A

Code of Conduct Certification

I certify that: (1) I have received a copy of the Code of Conduct; (2) I have read and understood the Code of Conduct, and I agree to comply with the Code of Conduct and related Company policies; and (3) I understand that I am expected to report any existing or potential violation of the Code of Conduct, any law, regulation or Company policy.

Name:	Maoz Sigron
Job Title:	CFO
ID #:
Department:	Finance	Location:	IL
Supervisor: